Exhibit 23.3

CONSENT OF TRUE LINE, INC.

True Line, Inc., as independent mining engineers, hereby consents to the incorporation of reference by Ramaco Resources, Inc. (the “Company”) in this Registration Statement on Form S-1 of information contained in our reserves and resource studies relating to the proven and probable coal reserves of the Company’s Berwind, RAM Mine, Knox Creek and Elk Creek properties which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (and any amendments thereto) and is incorporated by reference in the Company’s Registration Statement on Form S-1 (Registration No. 333-257166) and any amendment thereto, including the prospectus contained therein (the “Initial Registration Statement”). We also consent to the use of our firm’s name and reference to us as experts in the Initial Registration Statement incorporated by reference in this Registration Statement.

TRUE LINE, INC.

/s/ Jim Corner

Jim Corner, PE, PS

July 8, 2021